EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into and effective this 24th day of August, 1999 ("Effective Date") by and between ACCUIMAGE DIAGNOSTICS CORP., a Nevada corporation ("Company") and ROBERT TAYLOR ("Executive"), regarding the terms and conditions of his employment by and with the Company.

                                R E C I T A L S :
                                - - - - - - - -

     WHEREAS, Company wishes to employ Executive and Executive wishes to be employed to provide his services to Company on the terms and conditions set forth below.

     NOW, THEREFORE, for good and sufficient consideration, the parties agree as follows:

                               A G R E E M E N T :
                               - - - - - - - - -

     1. POSITION AND DUTIES: Executive will be employed as Chief Executive Officer of Company, effective August 24, 1999, or such other position and duties as the Company's Board of Directors ("Board") may determine and assign, consistent with Executive's background, experience and performance. As Chief Executive Officer, Executive will report to the Board, will have profit and loss responsibility for the Company, as well as overall responsibility for directing the Company toward the achievement of its business objectives as approved by the Board, plus those duties of an executive officer of the Company established from time to time by the board and such additional duties as may be mutually agreed from time to time.

     2. TERM: Executive's employment will be at will and for no specific term, terminable at the will of either Executive or the Company on thirty (30) days written notice, subject to the terms and conditions set forth below.

     3. STANDARDS OF PERFORMANCE: Executive agrees to perform all of his duties in a fully professional manner pursuant to the standards of skill, competence and efficiency expected of his position, and subject to the direction and control of the Board. He agrees to devote his full business time, energy and attention and give his best efforts and skills exclusively to the furtherance and best interests of the Company, and to the performance of his duties hereunder.

     The above notwithstanding, and specifically subject to Board approval and the provisions of Section 6 below, the expenditure of reasonable amounts of time for personal business, charitable, community or professional activities will not be deemed a breach of this Agreement, provided that such activities, individually or in the aggregate, do not interfere materially with the performance of his duties hereunder, and further provided that in engaging in such activities he complies fully with the non-compete and confidentiality provisions of this Agreement and/or related policies of the Company, as they may be modified from time to time. Executive understands and agrees that the performance of his duties and his employment with the Company generally are subject to all of the policies of the Company, the Board, the Company's Articles of Incorporation and By-laws, and to and all laws and regulations applicable to corporations generally and to the medical imaging industry in particular.

                                  EXHIBIT 10.6
                                      -1-
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     4.   COMPENSATION, BENEFITS, AND PERSONNEL POLICIES:

          (a) As compensation for all services rendered pursuant to this Agreement, including serving as a member of the Board, if so elected, Executive shall be entitled to a base salary in a gross amount equivalent to $126,500 calculated on an annualized basis, and payable pursuant to the Company's regular payroll practices. The base salary is subject to periodic review, not less frequently than annually, and adjustment as recommended and approved by the Board in its sole discretion.

          (b) Executive is also entitled to receive the following incentive bonuses:

               (i) Should the Company make a before tax net profit ("EBT") of $650,000 for fiscal year commencing October 1, 1999 and ending September 30, 2000 ("FY2000"), and net of any bonuses earned and payable pursuant to sections 4(b)(ii) and (iii), Executive shall be entitled to a profit sharing performance bonus of $61,750; and

               (ii) Should the Company's gross revenues for each quarter in FY2000 exceed $600,000, Executive shall be entitled to a bonus of 1.9% of the quarterly gross revenue. Such bonus will be calculated quarterly and shall be payable within 45 days of the end of each quarter. The foregoing notwithstanding, in the event that the Company's gross revenues do not exceed $600,000 in any single quarter during FY2000 ("Deficit Quarter"), but the aggregate annual gross revenues for the fiscal year to date exceed $600,000 times the number of elapsed quarters to date, Executive will nonetheless be entitled to a bonus for the Deficit Quarter calculated at 1.9% of the revenues for the Deficit Quarter. Solely by way of example, if the Company's gross revenues for Q1 equal $1,000,000, Executive will be entitled to a bonus for that quarter of 1.9% times $1,000,000. If the Company's gross revenues for Q2 equal $300,000, Executive will be entitled to a bonus for that quarter of 1.9% times $300,000, because the cumulative total of Q1 and Q2 exceeds two (2) times $600,000 ($1,200,000). If the Company's gross revenue for Q3 also equals $300,000, Executive will not be entitled to a bonus for that quarter, as the cumulative total of Q1, Q2 and Q3 does not exceed three (3) times $600,000 ($1,800,000). But if the Company's gross revenues for Q4 are $600,000, Executive will still be entitled to a bonus for that quarter of 1.9% times $600,000, even though the cumulative total of Q1, Q2, Q3, and Q4 does not exceed four (4) times $600,000 ($2,400,000); and

               (iii) Should the Company's gross revenues for FY2000 exceed $2,500,000, Executive shall be entitled to a bonus of 0.95% of the gross revenue. This bonus is in addition to any bonus received pursuant to sections 4(b)(i) and (ii) above and shall be payable within 90 days of the fiscal year end.

          (c) As of the Effective Date, Executive will be granted an option to purchase One Hundred Fifty Thousand shares (150,000) shares of Company's common stock at $0.56 per share, exercisable over a ten year period from the date of grant, at an exercise price calculated at the market price of the Company's stock as of the Effective Date, pursuant to a stock option agreement containing additional terms and conditions as deemed appropriate by the Board, and vesting over a four year period on a quarterly basis.

          (d) Executive will also be covered by and/or entitled to participate in Company's policies and/or plans regarding benefits of employment, including all pension, profit sharing and other retirement plans, and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans, as are customarily available to and on the same terms as other key executives. In addition, Executive's employment is subject to Company's personnel and financial policies as they may be developed and modified from time to time.

                                  EXHIBIT 10.6
                                      -2-
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          (e)  The Company will reimburse Executive promptly for reasonable out-of-pocket expenses incurred in connection with the performance of his duties, including but not limited to travel expenses, food and lodging while away from home, and reasonable entertainment expenses, consistent with such policies as the Company may establish from time to time and provided that Executive provides appropriate and timely expense reports with appropriate supporting documentation.

          (f) During each calendar year of employment, Executive is entitled paid vacation, sick leave and other paid leaves in accordance with the Company's polices with respect to paid leaves for executives.

     5.   TERMINATION OF EMPLOYMENT:

          (a) WITHOUT CAUSE. Company may terminate Executive's employment without cause effective upon thirty (30) days' written notice. In the event that the Company terminates Executive's employment without cause Executive shall be entitled to: (i) payment of all earned but unpaid compensation through the date of termination; (ii) payment of base salary and group health coverage for an additional two month period, payable pursuant to the Company's regular payroll practices at the time ("Severance Period"); and (iii) vesting of any options that otherwise would have vested during the Severance Period. All unvested/unvestable options shall be forfeit as of the date of termination and the Company shall be relieved of any further obligations under the Agreement in this regard.

          (b) WITH CAUSE. The Company may also terminate Executive's employment, at any time and without any prior notice, written or otherwise, for cause which, for purposes of this Agreement, is defined as any one of the following: (i) criminal conduct, an act of dishonesty or material breach of this Agreement; (ii) repeated or demonstrated failure or refusal to perform the material duties of his position after receiving at least ten (10) days' written notice of the nature of the failure or refusal to perform, or any failure or refusal to follow a lawful directive of the Board; or (iii) taking any action or conducting himself in a manner which is contrary or inimical to the best interests or reputation of the Company, its parent, subsidiaries or affiliated companies. In the event the Company terminates Executive for cause, he will be entitled only to compensation earned, pro rata, and any options that have vested pursuant to their terms, up to the date of his termination. All unvested options shall be forfeit as of the date of termination and the Company shall be relieved of any further obligations hereunder.

          (c) INCAPACITY. If during the period of his employment Executive becomes temporarily disabled from performing his duties hereunder through illness or otherwise, he will be entitled to a leave of absence with continuation of base salary for the duration of the disability up to a maximum in the aggregate of three (3) months. If it reasonably appears to the Company in the good faith exercise of its judgment that the disability will be permanent, or in any event if such disability lasts longer than three months, the Company will have the right to terminate Executive's employment immediately thereafter and Executive will be entitled to receive whatever benefits he may be entitled to receive pursuant to the Company's benefit plans or policies.

          (d) DEATH. If Executive should die while actively employed pursuant to this Agreement, the Company shall pay to his estate or designated beneficiaries within sixty (60) days: (i) any earned but unpaid base salary through the date of death; (ii) any bonus as determined by the Board to be appropriate, pro rata through the date of death; and (iii) any other death benefit made available to similarly situated executives in accordance with the terms and conditions of Company's regular policies or programs.

          (e) RESIGNATION. In the event Executive elects to resign, Executive shall provide at least thirty (30) days' written notice of such election to resign and shall be entitled to payment of all

                                  EXHIBIT 10.6
earned but unpaid compensation and any options that have vested pursuant to their terms, up to the date of termination. All unvested options shall be forfeit as of the date of termination and the Company shall be relieved of any further obligations under the Agreement.

     6.   NON-SOLICITATION AND NON-COMPETITION:

          (a) During Executive's employment and during any Severance Period thereafter, he will not engage, either directly or beneficially, in any outside business or financial activity, nor render any service in any capacity to anyone in the business of medical imaging technology. For purposes of this Section 6 and of Section 7, below, Executive agrees and understands that the Company is defined to include any parent, subsidiary, predecessor, successor or affiliate of the Company, and further that "engaging in business" or "rendering any service" includes serving as an officer, director, employee, shareholder, investor, consultant (with or without compensation) or adviser to any other entity which engages in the Company's business in the United States. Executive agrees that with respect to any other outside work during the employment period, including self-employment, he is required to obtain the advance written approval of the Company's Board of Directors, which will evaluate his request taking into account such factors as his work schedule, duties and responsibilities, any actual or apparent conflict or incompatibility of employment, and any potential impact on his performance. The Board's determination shall be made in its sole discretion, and shall be final.

          (b) During his employment, during any Severance Period, and for one year thereafter, except as required by his duties for the Company, Executive will not, directly or indirectly, or in concert with others, employ nor solicit nor influence nor otherwise cause any employee of the Company or any of its affiliated companies to leave their employment with the Company.

     7.   CONFIDENTIALITY, TRADE SECRETS, AND ASSIGNMENT OF INVENTIONS:

          (a) Executive acknowledges and agrees that during the course of his employment with Company, and in preparation therefore and thereafter, he will be privy to many trade secrets and/or proprietary and other confidential or privileged information (together "Proprietary Information") regarding the Company which may affect, among other things, the successful conduct, furtherance and protection of the Company's business and good will. For these purposes, confidential information means all business information of whatever nature regarding the Company (including any and all parents, subsidiaries, predecessors, successors or affiliates), or about any of its products or services or potential products or services, business plans, executives, employees, and methods of doing business, which is not generally known to the public at large. Trade secrets means information which derives independent economic value from not being generally known to the public or to others who can derive economic value from its disclosure or use and is the subject of reasonable efforts to maintain its secrecy. This Proprietary Information specifically includes but is not limited to technological information, customer lists, types and prices of merchandise and orders, future plans, sales methods, and salary and other personnel information. Executive agrees to keep all such information in strictest confidence and not to disclose it except for legitimate purposes of the Company and with the Company's express written consent, either during his employment or at any time thereafter.

          (b) On termination of his employment, Executive shall promptly deliver to the Company all equipment belonging to it, all code and computer programs of whatever nature, as well as all manuals, letters, correspondence, reports, price lists, customer lists, sales information, and all copies thereof, and all other materials of a confidential nature regarding the Company's business that are in his possession or control. Executive further agrees that the remedy at law for any breach of the provisions of Sections 6 and 7 herein will be inadequate, and that the Company will be entitled to seek appropriate injunctive relief in addition to any remedy at law in case of any such breach.

                                  EXHIBIT 10.6
                                      -4-
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          (c)  Executive acknowledges and specifically agrees that fully all work he performs within the scope of his employment, and/or all work which relates at the time of conception or reduction to the Company's business, or actual or anticipated research or development of the Company, and/or all work which results from any work Executive performs for the Company, whether such work is performed during regular business hours or otherwise, and whether utilizing the Company's equipment, supplies, facilities or trade secret information or otherwise, shall belong to the Company. Executive agrees to assign, or offer to assign, or to take such other reasonable action to assure that any and all rights to such work shall belong or otherwise be transferred to the Company.

          (d) Executive further agrees, as a condition of continued employment, to promptly disclose to the Company all ideas, processes, inventions, improvements, developments, methods, designs, analyses, drawings, reports and discoveries coming within the scope of the Company's business or related to its products or to any research, design, development, application or production work carried on by the Company, or to any problems or programs specifically assigned to Executive, conceived alone or with others during his employment, and whether or not conceived during regular working hours. All such ideas, processes, programs, applications, trademarks, inventions, improvements, developments and discoveries, whether patentable or not, shall be the Company's sole and exclusive property, and Executive assigns and hereby agrees to assign his entire right, title and interest in and to the same to the Company, and to take such other reasonable action to assure that such work shall belong to and be protected on behalf of the Company.

     8. GOVERNING LAW: This Agreement will be governed by and construed according to the laws of the State of California.

     9. RESOLUTION OF DISPUTES: Any controversy between Executive and the Company involving his employment with the Company or termination thereof, including but not limited to enforcement, construction, or application of any term, provision, or condition of this Agreement, except with respect to paragraphs 6 and 7 hereof, shall be referred to non-binding mediation by a sole mediator to be selected by agreement between the parties within ten (10) business days. The mediation shall be scheduled and conducted as promptly as practicable, and the costs of mediation shall be borne equally by the parties.

     If the parties cannot themselves agree on a mediator, or if mediation does not resolve the matter, then either party shall submit the controversy or claim, within 180 days, to final and binding arbitration in accordance with the Federal Arbitration Act and the rules of the Judicial and Mediation Services ("JAMS") then in effect, such arbitration to be conducted in the County of San Mateo, California. Failure to initiate arbitration within such one hundred and eighty
(180) day period, or as mutually extended, shall constitute a waiver of any and all such claims, and they shall be forever barred. Both parties will attempt to agree upon a mutually acceptable arbitrator. If they are unable to agree upon an arbitrator, then an arbitrator will be selected in accordance with the then-current rules of the JAMS. The parties further agree that arbitrator shall be entitled to award money damages, including reasonable attorneys' fees to the prevailing party, but shall not be entitled to award any other remedy at law or equity including but not limited to exemplary damages, specific performance or injunctive relief. The costs of the arbitrator will be shared equally by both parties. The parties agree that, except as specifically excepted herein, arbitration will be their exclusive form for resolving disputes with one another regarding the employment relationship and this Agreement, and they expressly waive any entitlement they may have to have controversies between them decided by a jury or a court of law.

     10. ENTIRE AGREEMENT: This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter of it, and supersedes and merges all prior discussions between the parties about such subject matter.

                                  EXHIBIT 10.6
                                      -5-
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     11.  SEVERABILITY: In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality, or enforceability of the remaining provisions herein.


     12. SUCCESSORS AND ASSIGNS: This Agreement is binding on Executive's heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and assigns.

     13. NOTICES: Any notice or other communication required or given hereunder shall be in writing and delivered personally or sent by telecopier, certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally or by telecopier, or if mailed, two days after the date of mailing, as follows:

     If to the Company, addressed to it at:

          AccuImage Diagnostics Corp.
          400 Oyster Point Blvd.
          So. San Francisco, CA 94080
          Attention: Chairman

     If to Executive, addressed to him at:

          Robert Taylor, Ph.D.
          3745 24TH Street, Apt. 2
          San Francisco, CA  94114

or at such other address as either party may from time to time specify by giving notice as provided herein.

     14. INDEMNIFICATION AND INSURANCE. The Company will indemnify Executive to the fullest extent permitted by the laws of the State of California, as in effect at the time of the subject act or omission, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers insuring against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which Executive may be made a part by reason of being or having been an officer or employee of the Company or any of its subsidiaries, predecessors, or serving or having served any other enterprises at the request of the Company (other than any dispute, claim or controversy brought by the Company against Executive for breach of any provision of this Agreement).

     15. SOURCE OF FUNDS. Any and all payments provided pursuant to this Agreement shall be made in cash from the general funds of the Company and no special or separate fund or insurance arrangement shall be established or created and no other segregation of assets made to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

     16. AMENDMENTS AND WAIVERS: This Agreement may not be amended, modified, superseded, canceled, renewed, extended, or any terms waived, except by written instrument signed by both parties, or in the case of waiver, by the party to be charged.

                                  EXHIBIT 10.6

     IN WITNESS WHEREOF the parties hereto have executed this agreement as of the month and date first above written.

                                       EXECUTIVE:

                                       -----------------------------------------
                                       Robert Taylor, Ph.D.
                                       ACCUIMAGE DIAGNOSTICS CORP.

                                       -----------------------------------------
                                       By: Douglas Boyd, Ph.D.
                                       Its: Chairman of the Board









                                  EXHIBIT 10.6
                                      -7-